UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Flexion Therapeutics, Inc.

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FLEXION THERAPEUTICS, INC.

10 MALL ROAD, SUITE 301, BURLINGTON, MA 01803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 17, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of FLEXION THERAPEUTICS, INC., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, June 17, 2015 at 1:30 p.m. local time at the Marriott Hotel, 1 Mall Road, Burlington, MA 01803 for the following purposes:

1.	To elect the three nominees for director named herein to hold office until the 2018 Annual Meeting of Stockholders.

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To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending 2015.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 21, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Michael D. Clayman, M.D.
Michael D. Clayman, M.D.
President and Chief Executive Officer

Burlington, MA

April 29, 2015

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time or vote over the telephone or the internet as instructed in these materials, as promptly as possible, in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

FLEXION THERAPEUTICS, INC.

10 MALL ROAD, SUITE 301, BURLINGTON, MA 01803

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 17, 2015

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Flexion Therapeutics, Inc. (sometimes referred to as the “Company” or “Flexion”) is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 29, 2015 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 9, 2015.

How do I attend the Annual Meeting?

The meeting will be held on Wednesday, June 17, 2015 at 1:30 p.m. local time at the Marriott Burlington, 1 Mall Road, Burlington, MA 01803. Directions to the Annual Meeting may be found at www.flexiontherapeutics.com. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 21, 2015 will be entitled to vote at the Annual Meeting. On this record date, there were 21,461,419 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 21, 2015 your shares were registered directly in your name with Flexion’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 21, 2015 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right

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to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three directors; and
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Ratification of selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, or vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-579-1639 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 16, 2015 to be counted.

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To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Time on June 16, 2015 to be counted.

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Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Flexion. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 21, 2015.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is considered to be a routine matter under applicable rules. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine” under applicable rules but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director named in this proxy statement and “For” the approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and

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employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

You may submit another properly completed proxy card with a later date.

You may grant a subsequent proxy by telephone or through the internet.

You may send a timely written notice that you are revoking your proxy to Flexion’s Secretary at 10 Mall Road, Suite 301, Burlington, MA 01803.

You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 30, 2015, to the attention of the Secretary of Flexion Therapeutics, Inc. at 10 Mall Road, Suite 301, Burlington, MA 01803. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so between February 18, 2016 and March 19, 2016. You are also advised to review the Company’s amended and restated bylaws, (the “Bylaws”), which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withheld” and broker non-votes and, with respect to the appointment of PricewaterhouseCoopers LLP, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

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How many votes are needed to approve each proposal?

For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

To be approved, Proposal No. 2, ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2015, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 21,461,419 shares outstanding and entitled to vote. Thus, the holders of 10,730,710 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

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PROPOSAL 1

ELECTION OF DIRECTORS

CLASSIFIED BOARD

Flexion’s Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors presently has eight members. There are three directors in the class whose term of office expires in 2015. Each of the nominees listed below, except for Sandesh Mahatme and C. Ann Merrifield, is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2018 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. The Company encourages its directors and nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by Flexion. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2018 ANNUAL MEETING

Michael D. Clayman, M.D.

Dr. Clayman, age 62, was a co-founder and has served as our President, Chief Executive Officer, and as one of our directors since our inception in 2007. Dr. Clayman also serves on the board of directors of Akebia Therapeutics, Inc., a biopharmaceutical company. Previously, Dr. Clayman had a lengthy career at Eli Lilly and Company, a global pharmaceutical company, where he was most recently Vice President, Lilly Research Laboratories, and General Manager of Chorus, Lilly’s early-phase development accelerator. During his career at Lilly, Dr. Clayman also led its Global Regulatory Affairs division, the Cardiovascular Discovery Research and Clinical Investigation, Research and Development at Advanced Cardiovascular Systems, a medical device subsidiary of Lilly, the Internal Medicine Division, the Lilly Clinic, Lilly’s dedicated Phase 1 unit, and served as Chair of Lilly’s Bioethics Committee. Prior to his tenure at Lilly, Dr. Clayman was an Assistant Professor in the School of Medicine at the University of Pennsylvania, where his research centered on the immunopathogenesis of renal disease. Dr. Clayman is the recipient of the Physician Scientist Award from the National Institutes of Health. Dr. Clayman earned a B.A., cum laude, from Yale University and an M.D. from the University of California, San Diego School of Medicine. Following an internship and residency in Internal Medicine at the University of California, San Francisco Moffitt Hospitals, Dr. Clayman completed clinical and research fellowships in Nephrology at the University of Pennsylvania. Our Board of Directors believes that Dr. Clayman’s clinical and research experience, along with his more than 20 years of experience in pharmaceutical development, qualifies him to serve on our Board of Directors.

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Sandesh Mahatme, LLM

Mr. Mahatme, age 49, has served as one of our directors since 2014. Since November 2012, Mr. Mahatme has served as Senior Vice President, Chief Financial Officer at Sarepta Therapeutics, Inc., a publicly traded biopharmaceutical company. From January 2006 to November 2012, Mr. Mahatme worked at Celgene Corporation, a publicly traded biopharmaceutical company, where he served in various roles, including Senior Vice President of Corporate Development, Senior Vice President of Finance, Corporate Treasurer and Head of Tax. While at Celgene, Mr. Mahatme built the treasury and tax functions before establishing the Corporate Development Department, focused on strategic, targeted initiatives including commercial development in emerging markets, acquisitions, licensing and global manufacturing expansion. From 1997 to 2005 Mr. Mahatme worked for Pfizer Inc., a pharmaceutical company, where he served in senior roles in business development and corporate tax. Mr. Mahatme started his career at Ernst & Young LLP where he advised multinational corporations on a broad range of transactions. Mr. Mahatme earned LL.M. degrees from Cornell Law School and NYU School of Law and is a member of the New York State Bar Association. Our Board of Directors believes that Mr. Mahatme’s financial expertise qualifies him to serve on our Board of Directors.

C. Ann Merrifield

Ms. Merrifield, age 64, has served as one of our directors since 2014. From December 2012 to July 2014, Ms. Merrifield served as President and Chief Executive Officer of PathoGenetix, Inc., a privately held health technology company, which voluntarily filed for Chapter 7 bankruptcy in July 2014. Prior to joining PathoGenetix, Inc., Ms. Merrifield served an 18-year tenure at Genzyme Corporation (now owned by Sanofi S.A.), a diversified, global biotechnology company. At Genzyme, Ms. Merrifield served most recently as President of Genzyme Biosurgery, where she led global business strategy across a portfolio of biologics, therapeutic devices and combination products, and was previously Vice President of Marketing, General Manager and President of Genzyme Genetics, where she played an instrumental role in developing and shaping its diagnostic business. Prior to joining Genzyme, Ms. Merrifield was a Partner at Bain and Company, a global strategy consulting firm, and an Investment Officer at Aetna Life & Casualty. She currently serves as a director of InVivo Therapeutics Holdings Corp., a publicly traded biotechnology company, and as a trustee of MassMutual Premier, Select and MML Series Investment Funds. Ms. Merrifield earned a B.A. in Zoology and a Master of Education from The University of Maine, and an M.B.A. from the Amos Tuck School of Business at Dartmouth College. Our Board of Directors believes that Ms. Merrifield’s commercial expertise specifically in the intra-articular injection field qualifies her to serve on our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

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DIRECTORS CONTINUING IN OFFICE UNTIL THE 2016 ANNUAL MEETING

Samuel D. Colella

Mr. Colella, age 74, has served as one of our directors since 2008. Mr. Colella is a Managing Director of Versant Ventures, a healthcare venture capital firm he co-founded in 1999, and has been a general partner of Institutional Venture Partners since 1984. Mr. Colella currently serves as Chairman of the board of directors of Fluidigm Corporation, a biotechnology tools company, and is a member of the board of directors of several private companies. Mr. Colella served on the board of directors of Genomic Health, Inc., a molecular diagnostics company, from 2001 to 2014, Alexza Pharmaceuticals, Inc., a pharmaceutical company, from 2002 to 2012 and Jazz Pharmaceuticals, Inc., a biopharmaceutical company, from 2003 to 2012. Mr. Colella earned a B.S. in business and engineering from the University of Pittsburgh and an M.B.A. from Stanford University. Our Board of Directors believes that Mr. Colella’s broad understanding of the life science industry and his extensive experience in working with emerging private and public companies qualifies him to serve on our Board of Directors.

Scott A. Canute

Mr. Canute, age 54, joined our Board of Directors in 2015. Mr. Canute served as President of Global Manufacturing and Corporate Options at Genzyme Corporation from 2010 to 2011. Prior to joining Genzyme, Mr. Canute spent 25 years at Eli Lilly and Company and served as President, Global Manufacturing Operations from 2004 to 2007. Mr. Canute currently serves as a member of the board of directors of Oncobiologics, Inc., a biopharmaceutical company focused on developing, manufacturing and commercializing biosimilars. Mr. Canute also currently serves as a member of the technology advisory board of Moderna Therapeutics, Inc., a biotechnology company. Mr. Canute previously served as a member of the board of directors of AlloCure, Inc., Inspiration Biopharmaceuticals, Inc., the National Association of Manufacturers and the Indiana Manufacturers Association. Mr. Canute earned a B.S. in chemical engineering from the University of Michigan and an M.B.A. from Harvard Business School. Our Board of Directors believes that Mr. Canute’s manufacturing and operational experience in the biopharmaceutical industry and his experience of serving on the board of directors for several biopharmaceuticals companies qualifies Mr. Canute to serve on our Board of Directors.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

Heath Lukatch, Ph.D.

Dr. Lukatch, age 47, has served as one of our directors since 2012. Through April, 30, 2015, Dr. Lukatch will be employed as a Partner at Novo Ventures (US) Inc., which provides certain consultancy services to Novo A/S, a Danish limited liability company that manages investments and financial assets. Dr. Lukatch joined Novo Ventures (US) Inc. in 2006. He currently serves as Chairman of the board of directors of Inogen, Inc., a publicly traded medical technology company. He is also currently a member of the board of directors of a number of private companies. Prior to joining Novo Ventures (US) Inc., Dr. Lukatch was a Managing Director responsible for biotechnology venture investments at Piper Jaffray Ventures and SightLine Partners, a private equity firm and spin off of Piper Jaffray Ventures, from 2001 to 2006. Prior to joining Piper Jaffray Ventures, Dr. Lukatch worked as a strategy consultant with McKinsey & Company, a consulting firm. Dr. Lukatch also served as co-founder and chief executive officer of AutoMate Scientific, Inc., a biotechnology instrumentation company and held scientific positions with Chiron Corporation, a biotechnology company, Roche Bioscience, a healthcare company, and Cetus Corporation, a biotechnology company. Dr. Lukatch received his Ph.D. in Neuroscience from Stanford University where he was a DOD USAF Fellow, and his B.A. in Biochemistry from the University of California at Berkeley. Our Board of Directors believes that his extensive industry experience, his experience with venture capital investments, and his experience of serving on the board of directors for several biopharmaceutical and healthcare companies qualifies Dr. Lukatch to serve on our Board of Directors.

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Patrick J. Mahaffy

Mr. Mahaffy, age 51, has served as one of our directors and as Chairman of our Board of Directors since 2009. Mr. Mahaffy has served as the President, Chief Executive Officer, and a director of Clovis Oncology, Inc., a biopharmaceutical company, since 2009, and also serves on the board of directors of Orexigen Therapeutics, Inc., a biopharmaceutical company. Previously, Mr. Mahaffy served as President and Chief Executive Officer and as a member of the board of directors at Pharmion Corporation, a pharmaceutical company that he founded in 2000 and sold to Celgene Corporation in 2008. From 1992 through 1998, Mr. Mahaffy was President and Chief Executive Officer of NeXagen, Inc. and its successor, NeXstar Pharmaceuticals, Inc., a biopharmaceutical company. Prior to that, Mr. Mahaffy was a Vice President at the private equity firm E.M. Warburg Pincus and Co. He is also a trustee of Lewis and Clark College. Mr. Mahaffy earned a B.A. in international affairs from Lewis and Clark College and an M.A. in international affairs from Columbia University. Our Board of Directors believes that Mr. Mahaffy’s experience and expertise in the pharmaceutical industry qualifies him to serve on our Board of Directors.

Alan W. Milinazzo

Mr. Milinazzo, age 55, has served as one of our directors since 2011. Since January 2013, Mr. Milinazzo has served as President, Chief Executive Officer and a director of InspireMD, a medical device company. Previously, Mr. Milinazzo served as President and Chief Executive Officer of Orthofix International N.V., a NASDAQ-listed medical device company, until August 2011, a position he was promoted to in 2006 after being hired a year earlier as Chief Operating Officer. He also served as a director of Orthofix International N.V. from December 2006 until June 2012. From 2002 to 2005, Mr. Milinazzo was the General Manager of Medtronic, Inc.’s coronary and peripheral vascular businesses. Mr. Milinazzo also spent 12 years as an executive with Boston Scientific Corporation in numerous roles, including Vice President of Marketing for SCIMED Europe. Mr. Milinazzo has over 20 years of experience in management and marketing, including positions with Aspect Medical Systems and American Hospital Supply. Our Board of Directors believes that Mr. Milinazzo’s more than two and a half decades of experience in the life sciences sector qualifies him to serve on our Board of Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors has affirmatively determined that with the exception of Dr. Clayman, all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

BOARD LEADERSHIP STRUCTURE

POSITION OF BOARD CHAIR IS SEPARATE FROM THE POSITION OF CEO

The Board of Directors of the Company has an independent chair, Mr. Mahaffy, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting

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agendas and to determine materials to be distributed to the Board of Directors. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board of Directors in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board of Directors to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board of Directors’ key functions is informed oversight of the Company’s risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met seven times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2014 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance

Bradley J. Bolzon, Ph.D. (1)		X
Michael D. Clayman, M.D.
Samuel D. Colella	X(7)	X	X*
Elaine V. Jones, Ph.D. (2)
Heath Lukatch, Ph.D		X	X
Patrick J. Mahaffy		X*	X
Alan W. Milinazzo	X
Andrew Schwab (3)	X
Rafaèle Tordjman, M.D., Ph.D. (4)		X
C. Ann Merrifield (5)	X
Sandesh Mahatme, LLM (6)	X*

Total meetings in fiscal 2014	4	5	2

*	Committee Chairperson

10.

(1) Dr. Bolzon resigned from the Board of Directors effective June 11, 2014.

(2) Dr. Jones resigned from the Board of Directors effective June 11, 2014.

(3) Mr. Schwab resigned from the Board of Directors effective March 4, 2015; Mr. Schwab was chairman of the Audit Committee until July 22, 2014, at which point Mr. Mahatme joined the Board of Directors and was appointed Chairman of the Audit Committee.

(4) Dr. Tordjman resigned from the Board of Directors effective July 21, 2014.

(5) Ms. Merrifield joined the Board of Directors and the Audit Committee effective June 11, 2014.

(6) Mr. Mahatme joined the Board of Directors and the Audit Committee effective July 22, 2014.

(7) Mr. Colella stepped-down from the Audit Committee effective June 11, 2014.

Below is a description of each committee of the Board of Directors.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions, including, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•

prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•

reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•

reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial and information technology controls;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•	preparing the report that the SEC requires in this proxy statement;

11.

•

reviewing and providing oversight of any related-person transactions in accordance with our related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

•	reviewing on a periodic basis our investment policy; and

•	reviewing and assessing its performance on an annual basis.

The Audit Committee is composed of three directors: Mr. Mahatme, Ms. Merrifield and Mr. Milinazzo. The Audit Committee met four times during 2014. The Board of Directors has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at www.flexiontherapeutics.com.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards).

The Board of Directors has also determined that Mr. Mahatme qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Mahatme’s level of knowledge and experience based on a number of factors, including his formal education and experience as a Chief Financial Officer for public reporting companies.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Mr. Sandesh Mahatme, LLM

Ms. C. Ann Merrifield

Mr. Alan W. Milinazzo

Compensation Committee

The Compensation Committee is composed of three directors: Mr. Colella, Dr. Lukatch and Mr. Mahaffy. All members of the Company’s Compensation Committee are independent (as independence is currently defined in

12.

Rule 5605(d)(2) of the NASDAQ listing standards). The Compensation Committee met five times during 2014. The Board of Directors has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.flexiontherapeutics.com.

The functions of the Compensation Committee include, among other things:

•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board of Directors regarding) our overall compensation strategy and policies;

•	reviewing and approving the compensation and other terms of employment of our executive officers;

•	reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•

reviewing and approving (or if it deems it appropriate, making recommendations to the full Board of Directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•

evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•

reviewing and approving (or if it deems it appropriate, making recommendations to the full Board of Directors regarding) the type and amount of compensation to be paid or awarded to our non-employee board members;

•

establishing policies with respect to votes by our stockholders to approve executive compensation as required by Section 14A of the Exchange Act and determining our recommendations regarding the frequency of advisory votes on executive compensation;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•	administering our equity incentive plans;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•	reviewing the adequacy of its charter on a periodic basis;

•	reviewing with management and approving any disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements filed with the SEC;

•	preparing a report regarding any disclosures under the caption “Compensation Discussion and Analysis”; and

•	reviewing and assessing its performance on an annual basis.

13.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets quarterly and with greater frequency if necessary, and meets regularly in executive session. The Chief Executive Officer does not participate in, and is not present during, any deliberations or determinations of the Compensation Committee regarding his compensation or his individual performance. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties.

Historically, the Compensation Committee has met at one or more meetings held during the first quarter of the year to discuss and, if appropriate, make recommendations to the Board of Directors regarding, annual compensation adjustments, annual bonuses, annual equity awards, and new performance objectives. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to it by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee in consultation with external advisors that may be engaged from time to time. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, compensation surveys, and recommendations of any compensation consultant, if applicable.

Generally, the Compensation Committee has designed our overall executive compensation program to achieve the following objectives:

•	attempt to attract and retain talented and experienced executives;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	provide a competitive compensation package that aligns the interests of our executive officers and stockholders by including a significant variable component which is weighted heavily toward performance-based rewards;

•	ensure fairness among executive officers by recognizing the contributions each executive makes to our success; and

•	foster a shared commitment among executives by aligning their individual goals with our corporate goals and the creation of stockholder value.

The Compensation Committee retained an independent compensation consultant, Radford, an Aon Hewitt company (“Radford”) in 2014 to assist the Compensation Committee in developing our overall executive and director compensation programs for 2014 and 2015, including base pay, bonus percentage and equity awards. To assist in determining executive compensation in 2014, Radford and the Compensation Committee reviewed a peer group of publicly traded companies in the life sciences industry at a stage of development, market capitalization and size comparable to ours, which companies the Compensation Committee believed were generally comparable to our company and against which the Compensation Committee believed we competed for executive talent. In addition to the publicly available information with respect to peer group companies, Radford gathered competitive market data from the Radford 2014 Global Technology Survey of public biopharmaceutical companies with less than 100 employees for our analysis of executive compensation in 2015.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2014 are described in greater detail in the Executive Compensation section of this proxy statement.

14.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Mr. Colella, Dr. Lukatch and Mr. Mahaffy. Our Board of Directors has determined that each of the members of this committee satisfies the NASDAQ independence requirements. The Nominating and Corporate Governance Committee met two times during 2014. The Board of Directors has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at www.flexiontherapeutics.com.

The functions of the Nominating and Corporate Governance Committee include, among other things:

•	identifying, reviewing and evaluating candidates to serve on our Board of Directors consistent with criteria approved by our Board of Directors;

•	determining the minimum qualifications for service on our Board of Directors;

•	evaluating director performance on the Board of Directors and applicable committees of the Board of Directors and determining whether continued service on our Board of Directors is appropriate;

•	evaluating, nominating and recommending individuals for membership on our Board of Directors;

•	evaluating nominations by stockholders of candidates for election to our Board of Directors;

•	considering and assessing the independence of members of our Board of Directors;

•

developing a set of corporate governance policies and principles, including a code of business conduct and ethics, periodically reviewing and assessing these policies and principles and their application and recommending to our Board of Directors any changes to such policies and principles;

•	considering questions of possible conflicts of interest of directors as such questions arise;

•	reviewing the adequacy of its charter on an annual basis; and

•	reviewing and assessing its performance on an annual basis.

This Company has adopted a formal policy for receiving and considering director candidates recommended by stockholders. Pursuant to the policy, the Nominating and Corporate Governance Committee will not alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 10 Mall Road, Suite 301, Burlington, MA 01803, Attn: Secretary, no later than the 90th day and no earlier than the 120th day prior to the one year anniversary of the preceding year’s annual meeting. Submissions must include (1) the name and address of the Company stockholder on whose behalf the submission is made; (2) number of Company shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; (4) description of the proposed candidate’s business experience for at least the previous five years; (5) complete biographical information for the proposed candidate; (6) a description of the proposed candidate’s qualifications as a director and (7) any other information required by the Company Bylaws. Each submission must also be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

15.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its directors. Pursuant to this policy, stockholders wishing to communicate with the Board of Directors or an individual director may send a written communication to the Board of Directors or such director c/o Flexion Therapeutics, Inc., 10 Mall Road, Suite 301, Burlington, MA 01803, Attn: Corporate Secretary. Written communications may be submitted anonymously or confidentially and may, at the discretion of the person submitting the communication, indicate whether the person is a stockholder or other interested party. Alternatively, stockholders may submit communications to the Board of Directors as a group through the Investor page of the Company’s website at http://ir.flexiontherapeutics.com.

Each communication will be reviewed by the Company’s Secretary to determine whether it is appropriate for presentation to the Board of Directors or the applicable director. Communications determined by the Secretary to be appropriate for presentation to the Board of Directors or the applicable director will be submitted to the Board of Directors or such director on a periodic basis. Communications determined by the Secretary to be inappropriate for presentation will still be made available to any non-management director upon the director’s request.

CODE OF ETHICS

The Company has adopted the Flexion Therapeutics, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.flexiontherapeutics.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

16.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2014 and December 31, 2013, by PricewaterhouseCoopers LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2014	2013
	(in thousands)
Audit Fees (1)	$652,815	$1,172,685
Audit-Related Fees	0	0
Tax Fees (2)	41,500	16,500
All Other Fees (3)	1,800	0
Total Fees	$696,115	$1,189,185

(1)

“Audit Fees” consist of fees for the audit of our financial statements and the review of the interim financial statements included in our quarterly reports on Form 10-Q, and audit services provided in connection with other statutory or regulatory filings.

(2)	“Tax Fees” consist of fees for professional services primarily related to tax compliance, tax advice and tax planning.
(3)	“All Other Fees” represent fees associated with access to an on-line accounting research database.

In connection with the audit of the 2014 financial statements, the Company entered into an engagement agreement with PricewaterhouseCoopers LLP that sets forth the terms by which PricewaterhouseCoopers LLP will perform audit services for the Company.

17.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee has not adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, and consequently all audit and non-audit services are pre-approved by the whole Audit Committee or the Audit Chair, as appropriate.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

18.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers as of April 1, 2015:

Name	Age	Position(s)

Executive Officers

Michael D. Clayman, M.D.	62	President, Chief Executive Officer, Director and Co-Founder

Neil Bodick, M.D., Ph.D.	68	Chief Medical Officer and Co-Founder

Frederick W. Driscoll	64	Chief Financial Officer

The following is biographical information as of April 1, 2015 for our executive officers:

Michael D. Clayman, M.D.

Dr. Clayman was a co-founder and has served as our President, Chief Executive Officer, and as one of our directors since our inception in 2007. Dr. Clayman also serves on the board of directors of Akebia Therapeutics, Inc., a biopharmaceutical company. Previously, Dr. Clayman had a lengthy career at Eli Lilly and Company, a global pharmaceutical company, where he was most recently Vice President, Lilly Research Laboratories, and General Manager of Chorus, Lilly’s early-phase development accelerator. During his career at Lilly, Dr. Clayman also led its Global Regulatory Affairs division, the Cardiovascular Discovery Research and Clinical Investigation, Research and Development at Advanced Cardiovascular Systems, a medical device subsidiary of Lilly, the Internal Medicine Division, the Lilly Clinic, Lilly’s dedicated Phase 1 unit, and served as Chair of Lilly’s Bioethics Committee. Prior to his tenure at Lilly, Dr. Clayman was an Assistant Professor in the School of Medicine at the University of Pennsylvania, where his research centered on the immunopathogenesis of renal disease. Dr. Clayman is the recipient of the Physician Scientist Award from the National Institutes of Health. Dr. Clayman earned a B.A., cum laude, from Yale University and an M.D. from the University of California, San Diego School of Medicine. Following an internship and residency in Internal Medicine at the University of California, San Francisco Moffitt Hospitals, Dr. Clayman completed clinical and research fellowships in Nephrology at the University of Pennsylvania. Our Board of Directors believes that Dr. Clayman’s clinical and research experience, along with his more than 20 years of experience in pharmaceutical development, qualifies him to serve on our Board of Directors.

Neil Bodick, M.D., Ph.D.

Dr. Bodick was a co-founder and has served as our Chief Medical Officer since our inception in 2007. Previously, Dr. Bodick was at Eli Lilly and Company, where he founded Chorus and served as Chief Medical Officer and Chief Operating Officer. Prior to that, Dr. Bodick was responsible for early-phase clinical investigation at Lilly Research Laboratories. Dr. Bodick also was Assistant Professor in the School of Medicine at the University of Pennsylvania, where his research centered on the development of computer-based systems to support image-intensive diagnosis. Dr. Bodick holds 13 patents in the areas of neuroscience and computer science and is the recipient of the Biomedical Research Service Award and the New Investigator Research Award from the National Institutes of Health. Dr. Bodick earned an A.B. from Cornell University, a Ph.D. in neuroscience from Columbia University, an M.D. from the Albert Einstein College of Medicine and an M.B.A. from the Wharton School of the University of Pennsylvania.

Frederick W. Driscoll

Mr. Driscoll has served as our Chief Financial Officer since May 2013. Mr. Driscoll also serves on the board of directors of OXiGENE, Inc., a biopharmaceutical company. Prior to joining us, Mr. Driscoll was Chief

19.

Financial Officer at Novavax, Inc., a publicly traded biopharmaceutical company since 2009. Previously, Mr. Driscoll served as Chief Financial Officer from 2007 to 2008, and subsequently Chief Executive Officer from 2008 to 2009, at Genelabs Technologies, Inc., a publicly traded biopharmaceutical and diagnostics company, Chief Financial Officer at Astraris, Inc., a private biotechnology company, from 2006 to 2007, and Chief Executive Officer at OXiGENE, Inc. from 2002 to 2006. Mr. Driscoll earned a bachelor’s degree in accounting and finance from Bentley University.

20.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of March 16, 2015 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options held by such person that are exercisable as of May 15, 2015, which is 60 days after March 16, 2015.

Unless otherwise indicated, the address for the following stockholders is c/o Flexion Therapeutics, Inc., 10 Mall Road, Suite 301, Burlington, MA 01803.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total

5% or greater stockholders
Versant Venture Capital III, L.P. and its affiliates (2)	3,206,807	14.95%
Gilder, Gagnon, Howe & Co. LLC (3)	2,293,898	10.69%
Novo A/S (4)	2,283,131	10.64%
Sofinnova Partners Capital VI FCPR (5)	2,061,684	9.61%
Prudential Financial, Inc. (6)	1,749,385	8.15%
Pfizer, Inc.	1,687,250	7.86%
5AM Ventures II, L.P. and its affiliates (7)	1,512,076	7.05%
Capital World Investors (8)	1,419,252	6.62%
Kingdon Capital Management L.L.C. (9)	1,037,489	4.84%

Directors and named executive officers
Michael D. Clayman, M.D. (10)	848,450	3.93%
Neil Bodick, M.D., Ph.D. (11)	559,523	2.60%
Frederick Driscoll (12)	77,940	*
Patrick J. Mahaffy (13)	48,824	*
Samuel D. Colella (14)	3,215,807	14.98%
Heath Lukatch, Ph.D.	-	*
Alan W. Milinazzo (15)	27,065	*
C. Ann Merrifield	-	*
Sandesh Mahatme, LLM	-	*
Scott A. Canute	-	*
All current executive officers and directors as a group (10 persons) (16)	4,000,243	25.78%

*	Less than one percent.

(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 21,456,419 shares outstanding on March 16, 2015, adjusted as required by rules promulgated by the SEC.

(2)

Includes (a) 2,801,579 shares of common stock held by Versant Venture Capital III, L.P., (b) 16,545 shares of common stock held by Versant Side Fund III, L.P. and (c) 388,683 shares of common stock held by Versant Development Fund III, LLC. Brian G. Atwood, Ross A. Jaffe, M.D., Samuel D. Colella, Donald B.

21.

Milder, Rebecca B. Robertson, Bradley J. Bolzon, Ph.D., William J. Link, Ph.D., Charles M. Warden, and Barbara N. Lubash, as managing members of Versant Ventures III, LLC, which is the general partner of each of Versant Venture Capital III, L.P., Versant Side Fund III, L.P. and Versant Development Fund III, LLC (collectively, the “Versant Funds”), share voting and investment power over the shares held by the Versant Funds and may be deemed to have indirect beneficial ownership of such shares.

(3)

This information is based solely on the Schedule 13G/A filed on March 9, 2015, by Gilder, Gagnon, Howe & Co. LLC (“Gilder Gagnon”). Gilder Gagnon reported sole voting and dispositive power for 21,281 shares of our common stock and shared power to dispose or direct the disposition of 2,272,617 shares of our common stock. The shares reported include 1,974,544 shares held in customer accounts of Gilder Gagnon over which partners and/or employees of Gilder Gagnon have discretionary authority to dispose of or direct the disposition of the shares, 21,281 shares held in the account of the profit sharing plan of Gilder Gagnon, and 298,073 shares held in accounts owned by the partners of Gilder Gagnon and their families. The address of Gilder Gagnon’s principal business office is 3 Columbus Circle, 26th Floor, New York, NY 10019.

(4)

Represents shares of common stock held by Novo A/S (“Novo”). Novo is a Danish limited liability company. The board of directors of Novo, which consists of Sten Scheibye, Göran Ando, Jeppe Christiansen, Steen Riisgaard and Per Wold-Olsen, has shared investment and voting control with respect to the shares held by Novo and may exercise such control only with the support of a majority of the members of the Novo board of directors. As such, no individual member of the Novo board of directors is deemed to hold any beneficial ownership or reportable pecuniary interest in the shares held by Novo.

(5)

Represents shares of common stock held by Sofinnova Capital VI FCPR. Sofinnova Partners SAS, a French corporation and the management company of Sofinnova Capital VI FCPR, may be deemed to have sole voting and investment power, and Dennis Lucquin, Antoine Papiernik, Rafaèle Tordjman, M.D., Ph.D. and Monique Saulnier, the managing partners of Sofinnova Partners SAS, may be deemed to have shared voting and investment power with respect to such shares.

(6)

This information is based solely on the Schedule 13G filed on February 13, 2015 by Prudential Financial, Inc. (“Prudential”). Prudential is a parent holding company and indirect parent of Jennison Associates LLC (“Jennison”) and Quantitative Management Associates LLC, who are beneficial owners of 1,747,825 shares and 1,560 shares of our common stock, respectively. Such filing indicates that Prudential has sole voting power with respect to 2,892 shares, shared voting power with respect to 1,741,747 shares, sole dispositive power with respect to 2,892 shares and shared dispositive power with respect to 1,746,493 shares. Together with Jennison and Quantitative Management Associates LLC, Prudential may be deemed the beneficial owner of 1,749,385 shares. The address of Prudential’s principal business office is 751 Broad Street, Newark, NJ 07102-3777.

(7)

Includes (a) 1,454,679 shares of common stock held by 5AM Ventures II, L.P. and (b) 57,397 shares of common stock held by 5AM Co-Investors II, L.P. John D. Diekman, Andrew Schwab and Scott M. Rocklage are managing members of 5AM Partners II LLC, the general partner of 5AM Ventures II L.P. and 5AM Co-Investors II L.P., and as such, share voting and investment authority over the shares held by 5AM Ventures II L.P. and 5AM Co-Investors II L.P.

(8)

This information is based solely on the Schedule 13G filed on February 13, 2015 by Capital World Investors. Capitol World Investors is an investment advisor and is deemed to have sole voting and sole dispositive power over 1,419,252 shares of our common stock. Capital World Investors is a division of Capital Research and Management Company. The address of Capital World Investors’ principal business office is 333 South Hope Street, Los Angeles, CA 90071.

(9)

This information is based solely on the Schedule 13G filed on February 17, 2015 by Kingdon Capital Management, L.L.C. (“Kingdon”). Includes 1,037,489 shares beneficially owned by Kingdon and Mark Kingdon. The address of Kingdon’s principal business office is 152 West 57th Street, 50th Floor, New York, NY 10019.

(10)

Includes 275,445 shares of common stock held by Dr. Clayman and 159,722 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 16, 2015. Also includes 24,600 shares of common stock held by the Michael D. Clayman Irrevocable Trust, of which Dr. Clayman’s spouse is trustee. Also includes 388,683 shares of common stock held by Versant Development Fund III, LLC. Dr. Clayman is a manager and minority member of Versant Development Fund III, LLC. Dr. Clayman

22.

disclaims any beneficial ownership of the shares held by Versant Development Fund III, LLC except to the extent of his pecuniary interest in these shares.
(11)

Includes 70,937 shares of common stock held by Dr. Bodick and 99,903 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 16, 2015. Also includes 388,683 shares of common stock held by Versant Development Fund III, LLC. Dr. Bodick is a manager and minority member of Versant Development Fund III, LLC. Dr. Bodick disclaims any beneficial ownership of the shares held by Versant Development Fund III, LLC except to the extent of his pecuniary interest in these shares.

(12)	Includes 1,443 shares of common stock held by Mr. Driscoll and 76,497 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 16, 2015.
(13)	Represents shares of common stock issuable upon the exercise of options exercisable within 60 days of March 16, 2015.
(14)

Includes the shares of capital stock held by the Versant Funds referred to in footnote (2) above. Mr. Colella disclaims any beneficial ownership of the shares held by the Versant Funds except to the extent of his proportionate pecuniary interest therein. Also includes 9,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of March 16, 2015.

(15)	Represents shares of common stock issuable upon the exercise of options exercisable within 60 days of March 16, 2015.
(16)

Includes 3,579,232 shares held by all current executive officers and directors as a group and 421,011 shares that all current executive officers and directors as a group have the right to acquire from us within 60 days of March 16, 2015 pursuant to the exercise of stock options. The shares held by Versant Venture Capital III, L.P. and Versant Side Fund III, L.P., which are deemed to be beneficially owned by Mr. Colella, and the shares held by Versant Development Fund III, LLC, which are deemed to be beneficially owned by Drs. Bodick and Clayman and Mr. Colella, are counted only once in this total.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

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EXECUTIVE COMPENSATION

Our named executive officers for the year ended December 31, 2014, which consist of our principal executive officer and the two other most highly compensated executive officers who were serving as executive officers as of December 31, 2014, are:

•	Michael D. Clayman, M.D., our President and Chief Executive Officer;

•	Neil Bodick, M.D., Ph.D., our Chief Medical Officer; and

•	Frederick W. Driscoll, our Chief Financial Officer.

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation provided to our named executive officers during the last two completed fiscal years:

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Michael D. Clayman, M.D. President, Chief Executive Officer, Director and Co-Founder	2014	450,204	225,102	2,149,718	32,357(3)	2,857,381
	2013	437,091	137,684	1,210,646	31,688(3)	1,817,109
Neil Bodick, M.D., Ph.D. Chief Medical Officer and Co-Founder	2014	337,653	135,061	859,887	13,418(4)	1,346,019
	2013	327,818	83,593	516,979	30,315(4)	958,705
Frederick W. Driscoll Chief Financial Officer (5)	2014	305,548	106,942	429,944	22,706(6)	865,140
	2013	186,538	55,479	674,343	13,153(6)	1,042,975

(1)

Annual bonuses are granted after the completion of each calendar year at the Compensation Committee’s discretion, taking into account the Company’s performance against corporate goals and, where applicable, each named executive officer’s performance against his individual goals, as described below under “Annual Performance-Based Bonus Opportunity”.

(2)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during the respective fiscal year computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (“ASC 718”). Assumptions used in the calculation of these amounts are included in Note 14 to our consolidated financial statements included in our Annual Report filed on Form 10-K filed with the SEC on March 24, 2015. For Dr. Clayman and Dr. Bodick, the amount in this column for 2013 represents the incremental fair value resulting from the modifications of Dr. Clayman’s and Dr. Bodick’s August 2012 stock options, computed as of the July 16, 2013 modification date in accordance with ASC 718. A September 2013 increase to the exercise price of Mr. Driscoll’s stock option did not result in any incremental fair value under ASC 718.

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(3)

Amounts for 2014 and 2013 consist of the following, respectively: (i) $4,104 and $2,568 for life insurance premiums, (ii) $26,680 and $26,688 for health and dental insurance premiums and (iii) $1,536 and $1,616 for long-term disability premiums and a $37 and $816 related tax gross up. For more information regarding these benefits, see below under “Perquisites, Health, Welfare and Retirement Benefits.”

(4)

Amounts for 2014 and 2013 consist of the following, respectively: (i) $5,506 and $4,196 for life insurance premiums and a $0 and $288 related tax gross up, (ii) $6,517 and $24,407 for health and dental insurance premiums and (iii) $1,309 and $1,344 for long-term disability premiums and a $86 and $80 related tax gross up. For more information regarding these benefits, see below under “Perquisites, Health, Welfare and Retirement Benefits.”

(5)

Mr. Driscoll joined us as our Chief Financial Officer in May 2013 at an annual salary of $300,000. Amounts shown for 2013 represent the compensation earned by Mr. Driscoll during 2013 from and after his May 20, 2013 start date.

(6)

Amounts for 2014 and 2013 consist of the following, respectively: (i) $1,857 and $198 for life insurance premiums, (ii) $18,863 and $11,275 for health and dental insurance premiums and (iii) $1,536 and $996 for long-term disability premiums and a $450 and $684 related tax gross up. For more information regarding these benefits, see below under “Perquisites, Health, Welfare and Retirement Benefits.”

Annual Base Salary

The compensation of our named executive officers is generally determined and approved by our Board of Directors or the Compensation Committee. Our Board of Directors approved the following 2014 base salaries for our named executive officers, which became effective on January 1, 2014.

Name	2014 Base Salary
Michael D. Clayman, M.D.	$450,204
Neil Bodick, M.D., Ph.D.	$337,653
Frederick W. Driscoll	$305,548

Annual Performance-Based Bonus Opportunity

In addition to base salaries, our named executive officers are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals. The annual performance-based bonus that each named executive officer is eligible to receive is based on the individual’s target bonus, as a percentage of base salary, or target bonus percentage, and the extent to which we achieve the corporate goals and the executive achieves his personal goals, if any, established for each year.

The actual performance-based bonus paid to each executive, if any, is calculated by multiplying the executive’s annual base salary, target bonus percentage, the percentage attainment of the corporate goals and personal goals, if any, established for such year with respect to the executive and is prorated for the duration of employment for that year. There is no minimum bonus percentage or amount established for the named executive officers and, as a result, the bonus amounts vary from year to year based on corporate and individual performance as well as the Compensation Committee’s evaluation of other factors it deems relevant in determining annual bonuses.

The corporate and personal goals are determined by the Board of Directors after recommendation by the Compensation Committee and generally communicated to the named executive officers each year, prior to or shortly following the beginning of the year to which they relate or if later, in connection with the commencement of employment of the named executive officer. The corporate goals are comprised of a subset of our most

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important annual corporate goals and various business accomplishments, which vary from time to time depending on our overall strategic objectives. The individual goals are composed of factors that relate to each named executive officer’s ability to guide his or her own performance, and the performance of his or her direct employee reports towards reaching our corporate goals.

At the end of the year, the Board of Directors, or the Compensation Committee, reviews our performance against each corporate goal and personal goal, and approves the extent to which we achieved each of such goals. The Board of Directors, or the Compensation Committee, may award a bonus in an amount above or below the amount that would otherwise be associated with the degree of goal achievement, based on other factors that the Board of Directors, or the Compensation Committee, determines, in its sole discretion are material to our corporate performance and provide appropriate incentives to our executives, for example based on events or circumstances that arise after the original corporate goals are set or overall value created for our stockholders during the year.

The Board of Directors sets the target bonus for each of the named executive officers at the beginning of each year for which the bonus will apply, or if later, in connection with the hiring of a new named executive officer. Each named executive officer’s 2014 target bonus percentage is set forth below:

Name	Target bonus (% of base salary)
Michael D. Clayman, M.D.	50%
Neil Bodick, M.D., Ph.D.	40
Frederick W. Driscoll	35

For 2014, Dr. Clayman and Dr. Bodick’s bonuses were entirely dependent upon our achievement of corporate goals and Mr. Driscoll’s bonus was weighted 50% based on our achievement of corporate goals and 50% based on Mr. Driscoll’s achievement of his personal goals.

The corporate goals established by our Board of Directors for purposes of determining bonuses for 2014 included:

•	Advancing various clinical studies for FX006, our sustained-release intra-articular steroid for the treatment of osteoarthritis, including completion of enrollment in the Phase 2b placebo controlled study;

•	Conducting a regulatory meeting with the FDA to reach agreement on clinical pathway to Phase 3 and filing of an NDA for FX006;

•	Further developing market research and the commercialization strategy for FX006;

•	Advancing intellectual property protection for FX006;

•	Advancing development of FX007, our TrkA receptor antagonist for the treatment of post-operative pain;

•	Completing an initial public offering; and

•	Completing key employee hires in clinical and regulatory functions.

On January 21, 2015, the Compensation Committee determined that we had achieved 100% of the 2014 corporate goals for purposes of 2014 annual performance-based bonuses. In determining that we had achieved 100% of our 2014 corporate goals, the Compensation Committee considered, among other factors, the substantial progress in advancing clinical development of FX006, as well as the stockholder returns achieved following the Company’s initial public offering in February 2014.

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Based on the determination of 100% corporate goal achievement, Dr. Clayman was awarded a 2014 annual performance-based cash bonus in the amount of $225,102. Additionally, based on the Compensation Committee’s and Dr. Clayman’s assessment, Dr. Bodick and Mr. Driscoll were awarded 2014 annual performance-based cash bonuses in the amounts of $135,061 and $106,942, respectively.

Also, on January 21, 2015, the Compensation Committee approved target bonus percentages for the executive officers that will be effective for consideration of annual cash bonuses for 2015 and future years. Each named executive officer’s target bonus percentage is set forth below:

Name	Target bonus (% of base salary)
Michael D. Clayman, M.D.	50%
Neil Bodick, M.D., Ph.D.	40
Frederick W. Driscoll	35

Equity-Based Incentive Awards

Our equity-based incentive awards are designed to align our interests with those of our employees and consultants, including our named executive officers. The Board of Directors or the Compensation Committee is responsible for approving equity grants. We have generally granted stock options to our executive officers and employees as incentive compensation, however we entered into restricted stock purchase agreements with each of Dr. Clayman and Dr. Bodick in connection with their commencement of services with us in 2007. Vesting of equity awards is generally tied to continuous service with us and serves as an additional retention measure. Although we may grant equity awards to our employees and consultants from time to time, we do not have a current practice of making annual equity grants to our executives. In addition, our executives generally are awarded an initial grant upon commencement of employment. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

Prior to our initial public offering, we granted all stock options pursuant to the 2009 Equity Incentive Plan (the “2009 plan”), the terms of which are described below under “Equity Benefit Plans.” All options were granted with a per share exercise price equal to no less than the fair market value of a share of our common stock on the date of grant of each award. Generally our stock option awards vest over a four-year period and accelerate vesting and exercisability upon the occurrence of a change in control and the optionholder’s termination of service under certain circumstances, as further described below under “Potential Payments Upon Termination or Change of Control.”

On March 3, 3014, the Board of Directors granted an option to purchase 200,000, 80,000 and 40,000 shares of common stock to Drs. Clayman and Bodick and Mr. Driscoll, respectively, in connection with each officer’s annual performance review. The options vest at the rate of 1/4th of the total number of shares subject to the option one year after March 3, 2014, with 1/48th of the shares vesting monthly thereafter over the next three years. In the event such named executive officer’s employment is terminated by us without cause or by such named executive officer for good reason, the option shall accelerate and vest to the extent it would have vested in the 12-month period following the date of termination and, if such termination occurs within 12 months following a change of control transaction, the option shall accelerate and vest in full.

Agreements with our Named Executive Officers

Below are written descriptions of our employment or consulting agreements or offer letters with our named executive officers.

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Agreement with Dr. Clayman. We entered into a letter agreement with Dr. Clayman in November 2007 setting forth the terms of his employment, subsequently amended and restated the agreement in September 2013 and further amended the agreement in March 2014. Pursuant to his agreement, Dr. Clayman is entitled to a 2013 annual base salary of $437,091, subject to increase by the Board of Directors, and is eligible to receive an annual cash performance bonus based on a percentage of his base salary as described above under “Annual Performance-Based Bonus Opportunity.” Dr. Clayman is additionally entitled to certain severance and change of control benefits, the terms of which are described below under “Potential Payments Upon Termination or Change of Control.”

Agreement with Dr. Bodick. We entered into a letter agreement with Dr. Bodick in November 2007 setting forth the terms of his employment, subsequently amended and restated the agreement in September 2013 and further amended the agreement in March 2014. Pursuant to his agreement, Dr. Bodick is entitled to a 2013 annual base salary of $327,818, subject to increase by the Board of Directors, and is eligible to receive an annual cash performance bonus based on a percentage of his base salary as described above under “Annual Performance-Based Bonus Opportunity.” Dr. Bodick is additionally entitled to certain severance and change of control benefits, the terms of which are described below under “Potential Payments Upon Termination or Change of Control.”

Agreement with Mr. Driscoll. Mr. Driscoll commenced employment as our Chief Financial Officer in May 2013, and his letter agreement was amended and restated in September 2013 and further amended in March 2014. Pursuant to his agreement, Mr. Driscoll is entitled to a 2013 annual base salary of $300,000 and is eligible to receive an annual cash performance bonus based on a percentage of his base salary as described above under “Annual Performance-Based Bonus Opportunity.” Pursuant to the agreement, Mr. Driscoll was granted an option to purchase 135,300 shares of our common stock on May 20, 2013, which vests over a four year period. Mr. Driscoll is additionally entitled to certain severance and change of control benefits, the terms of which are described below under “Potential Payments Upon Termination or Change of Control.”

Potential Payments Upon Termination or Change of Control

Regardless of the manner in which a named executive officer’s service terminates, the named executive officer is entitled to receive amounts earned during his term of service, including salary and unused vacation pay.

Pursuant to their amended and restated letter agreements entered into in September 2013, as amended in March 2014, each of our named executive officers is entitled to certain severance and change of control payments and benefits. In the event that the executive is terminated without cause or upon the executive’s resignation for good reason, upon his execution of a release and waiver in favor of us, each executive is entitled to receive (1) payments at the rate of his then current salary for 18 months (with respect to Dr. Clayman), 15 months (with respect to Dr. Bodick) or 12 months (with respect to Mr. Driscoll); (2) reimbursement of COBRA health and dental premiums for up to 18 months (with respect to Dr. Clayman), 15 months (with respect to Dr. Bodick) and 12 months (with respect to Mr. Driscoll); (3) with respect to Dr. Clayman and Dr. Bodick, accelerated vesting of their outstanding equity awards granted prior to February 25, 2014, to the extent they would have vested during the following 12 months or, if Dr. Clayman’s or Dr. Bodick’s termination without cause or resignation for good reason occurs within 12 months following a change of control, accelerated vesting of all outstanding equity awards in full and (4) with respect to Mr. Driscoll, accelerated vesting of all outstanding equity awards in full in the event of a termination without cause or resignation for good reason within 12 months following a change of control. In addition, each of our named executive officers holds stock options under our 2009 plan that provide that the options will vest in full upon the executive’s termination without cause or resignation for good reason within 12 months of a change of control. A description of the termination and change of control provisions in such equity incentive plans and stock option agreements is provided below under “Equity Benefit Plans.”

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For purposes of the letter agreements:

•

“cause” for purposes of Dr. Clayman’s and Dr. Bodick’s letter agreements generally means the executive’s termination by us due to his (i) repeated and willful failure to satisfactorily perform his duties after written notice and an opportunity to cure; (ii) misconduct or dishonesty that materially injures our business, business reputation or business relationships; (iii) conviction of, or pleading guilty or nolo contendere to, a felony; (iv) any act of fraud against us; (v) personal dishonesty taken in connection with his responsibilities that is intended to result in substantial personal enrichment; (vi) repeated refusal or failure to follow lawful directions of the Board of Directors, which remain uncured after written notice; or (vii) engagement or participation in any activity directly competitive with or injurious to us or, which violates any material provisions of his proprietary information and inventions agreement with us or permitted activities described in his letter agreement after written notice.

•

“cause” for purposes of Mr. Driscoll’s letter agreement generally means his termination by us due to his (i) commission of a felony or crime involving fraud, dishonesty or moral turpitude; (ii) attempted commission of, or participation in, a fraud or act of dishonesty against us; (iii) intentional, material violation of any contract or agreement with us or of any statutory duty owed to us; (iv) unauthorized use or disclosure of our confidential information or trade secrets; (v) gross misconduct; or (vi) failure or refusal to perform the material duties and responsibilities of his position.

•

“change of control” for purposes of each of the named executive officer’s letter agreements generally means (i) any person or entity becomes the owner of more than 50% of our combined voting power; (ii) a consummated merger, consolidation or similar transaction to which we are a party and our stockholders do not own more than 50% of the combined voting power of the surviving entity or its parent company; (iii) a consummated sale, lease or other disposition of all or substantially all of our consolidated assets; or (iv) with respect to Mr. Driscoll, our stockholders or Board of Directors approves a plan of complete dissolution or liquidation or such dissolution or liquidation otherwise occurs.

•

“good reason” for purposes of each of the named executive officer’s letter agreements generally means the executive’s resignation within 90 days after the occurrence of any of the following events, provided the executive first gives written notice to us and an opportunity to cure for 30 days after such notice: (i) a material reduction in his duties, authority or responsibilities; (ii) a material reduction in his annual base salary; (iii) a relocation of his principal place of employment that increases his one-way commute by more than 50 miles; or (iv) with respect to Dr. Clayman and Dr. Bodick, a material breach of his employment letter agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers that remain outstanding as of December 31, 2014.

		Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price Per Share(2)	Option Expiration Date

Michael D. Clayman, M.D.	9/24/2009	15,369	—		$0.16	9/23/2019
	8/29/2012	79,642	56,888	(3)	$2.52	8/28/2022
	3/3/2014	0	200,000	(4)	$17.61	3/2/2024

Neil Bodick, M.D., Ph.D.	9/24/2009	37,702	—		$0.16	9/23/2019
	8/29/2012	34,009	24,293	(5)	$2.52	8/28/2022
	3/3/2014	0	80,000	(4)	$17.61	3/2/2024

Frederick W. Driscoll	5/20/2013	53,556	81,744	(6)	$7.89	5/19/2023
	3/3/2014	0	40,000	(4)	$17.61	3/2/2024

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(1)	All of the option awards listed in the table above were granted under the 2009 plan and the 2013 Equity Incentive Plan (the “2013 plan”), the terms of which are described below under “Equity Benefit Plans.” Except as otherwise indicated, each option award becomes exercisable as it becomes vested and all vesting is subject to the executive’s continuous service with us through the vesting dates.

(2)	All of the option awards listed in the table above were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our Board of Directors with the assistance of a third party valuation expert.

(3)	The option vests at the rate of 1/4th of the total number of shares subject to the option one year after August 29, 2012, with 1/48th of the shares vesting monthly thereafter over the next three years. In the event Dr. Clayman’s employment is terminated by us without cause or by Dr. Clayman for good reason, the option shall accelerate and vest to the extent it would have vested in the 12-month period following the date of termination and, if such termination occurs within 12 months following a change of control transaction, the option shall accelerate and vest in full.

(4)

The option vests at the rate of 1/4th of the total number of shares subject to the option one year after March 3, 2014, with 1/48th of the shares vesting monthly thereafter over the next three years. In the event such named executive officer’s employment is terminated by us without cause or by such named executive officer for good reason, and if such termination occurs within 12 months following a change of control transaction, the option shall accelerate and vest in full.

(5)	The option vests at the rate of 1/4th of the total number of shares subject to the option one year after August 29, 2012, with 1/48th of the shares vesting monthly thereafter over the next three years. In the event Dr. Bodick’s employment is terminated by us without cause or by Dr. Bodick for good reason, the option shall accelerate and vest to the extent it would have vested in the 12-month period following the date of termination and, if such termination occurs within 12 months following a change of control transaction, the option shall accelerate and vest in full.

(6)	The option vests at the rate of 1/4th of the total number of shares subject to the option one year after May 20, 2013, with 1/48th of the shares vesting monthly thereafter over the next three years, subject to acceleration in the event Mr. Driscoll’s employment is terminated by us without cause or by Mr. Driscoll for good reason, in each case within 12 months following a change of control transaction. The option was originally granted with an exercise price of $6.59 per share and was subsequently amended to increase the exercise price to $7.89 per share.

Option Modifications

On July 16, 2013, the Board of Directors exercised its election to provide that the options granted in August 2012 to each of Dr. Clayman and Dr. Bodick would vest over a four-year period from August 29, 2012. These options were originally granted with a vesting schedule based on the aggregate consideration we receive in the event of certain types of corporate transactions or, at the Board of Directors’ election in connection with an equity financing or our initial public offering, over a four-year period. In addition, in September 2013, we and Mr. Driscoll agreed to increase the exercise price of his option granted on May 20, 2013 from $6.59 to $7.89 per share.

Perquisites, Health, Welfare and Retirement Benefits

Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, group life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We provide a 401(k) plan to our employees, including our named executive officers, as discussed in the section below entitled “401(k) Plan.”

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We generally do not provide perquisites or personal benefits to our named executive officers, except in certain limited circumstances. We do, however, pay the premiums for group term life insurance and long-term disability benefits (and, with respect to long-term disability benefits, we provide a tax gross up relating to such payment) for all of our employees, including our named executive officers and we pay or reimburse our named executive officers for their health and dental premiums. In addition, we made tax gross up payments relating to life insurance benefits for Dr. Bodick in 2013. None of our named executive officers participate in qualified or non-qualified defined benefit plans sponsored by us. Our Board of Directors may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

401(k) Plan

We maintain a defined contribution employee retirement plan (“401(k) plan”) for our employees. Our executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The plan provides that each participant may contribute up to the lesser of 100% of his or her compensation or the statutory limit, which was $17,500 for calendar year 2013. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2013 was up to an additional $5,500 above the statutory limit. We currently do not make matching contributions into the 401(k) plan on behalf of participants. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.

Non-qualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other non-qualified deferred compensation plans maintained by us. Our Board of Directors may elect to provide our officers and other employees with non-qualified defined contribution or other non-qualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Equity Benefit Plans

2013 Equity Incentive Plan

Our Board of Directors adopted the 2013 plan in August 2013, and our stockholders approved the plan in January 2014. The 2013 plan became effective upon the date of execution of the underwriting agreement pursuant to which our common stock was priced for our initial offering.

Stock Awards. The 2013 plan provides for the grant of incentive stock options (“ISOs”), non-statutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation, collectively, stock awards, all of which may be granted to employees, including officers, non-employee directors and consultants of us and our affiliates. Additionally, the 2013 plan provides for the grant of performance cash awards. ISOs may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.

Share Reserve. The aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2013 plan is the sum of (i) 2,360,235 shares, plus (ii) any shares subject to outstanding stock options or other stock awards that would have otherwise returned to our 2009 plan (such as upon the expiration or termination of a stock award prior to vesting). Additionally, the number of shares of our common stock reserved for issuance under our 2013 plan automatically increase on January 1 of each year, continuing through and including January 1, 2023, by 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors. The maximum number of shares that may be issued upon the exercise of ISOs under our 2013 plan is 4,684,989 shares.

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No person may be granted stock awards covering more than 3,000,000 shares of our common stock under our 2013 plan during any calendar year pursuant to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value on the date the stock award is granted. Additionally, no person may be granted in a calendar year a performance stock award covering more than 3,000,000 shares or a performance cash award having a maximum value in excess of $3,000,000. Such limitations are designed to help assure that any deductions to which we would otherwise be entitled with respect to such awards will not be subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to any covered executive officer imposed by Section 162(m) of the Code.

If a stock award granted under the 2013 plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2013 plan. In addition, the following types of shares under the 2013 plan may become available for the grant of new stock awards under the 2013 plan: (1) shares that are forfeited to or repurchased by us prior to becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise or purchase price of a stock award. Shares issued under the 2013 plan may be previously unissued shares or reacquired shares bought by us on the open market. As of the date hereof, no awards have been granted and no shares of our common stock have been issued under the 2013 plan.

Administration. Our Board of Directors, or a duly authorized committee thereof, has the authority to administer the 2013 plan. Our Board of Directors may also delegate to one or more of our officers the authority to (1) designate employees (other than other officers) to be recipients of certain stock awards, and (2) determine the number of shares of common stock to be subject to such stock awards. Subject to the terms of the 2013 plan, our Board of Directors or the authorized committee, referred to herein as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price or purchase price of awards granted and the types of consideration to be paid for the award.

The plan administrator has the authority to modify outstanding awards under our 2013 plan. Subject to the terms of our 2013 plan, the plan administrator has the authority to reduce the exercise, purchase or strike price of any outstanding stock award, cancel any outstanding stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock Options. Incentive and non-statutory stock options are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2013 plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2013 plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2013 plan, up to a maximum of 10 years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

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Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, and (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionholder may designate a beneficiary, however, who may exercise the option following the optionholder’s death.

Tax Limitations On Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Awards. Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) cash, check, bank draft or money order, (2) services rendered to us or our affiliates, or (3) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Restricted Stock Unit Awards. Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock Appreciation Rights. Stock appreciation rights are granted pursuant to stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2013 plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

The plan administrator determines the term of stock appreciation rights granted under the 2013 plan, up to a maximum of ten years. Unless the terms of a participant’s stock appreciation right agreement provides otherwise, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. The stock appreciation right term may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by

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applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The 2013 plan permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to a covered executive officer imposed by Section 162(m) of the Code. To help assure that the compensation attributable to performance-based awards will so qualify, our Compensation Committee can structure such awards so that stock or cash will be issued or paid pursuant to such award only after the achievement of certain pre-established performance goals during a designated performance period.

The performance goals that may be selected include one or more of the following: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) earnings before interest, taxes, depreciation, amortization and legal settlements; (5) earnings before interest, taxes, depreciation, amortization, legal settlements and other income (expense); (6) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense) and stock-based compensation; (7) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), stock-based compensation and changes in deferred revenue; (8) total stockholder return; (9) return on equity or average stockholder’s equity; (10) return on assets, investment or capital employed; (11) stock price; (12) margin (including gross margin); (13) income (before or after taxes); (14) operating income; (15) operating income after taxes; (16) pre-tax profit; (17) operating cash flow; (18) sales or revenue targets; (19) increases in revenue or product revenue; (20) expenses and cost reduction goals; (21) improvement in or attainment of working capital levels; (22) economic value added (or an equivalent metric); (23) market share; (24) cash flow; (25) cash flow per share; (26) share price performance; (27) debt reduction; (28) implementation or completion of projects or processes (including, without limitation, clinical trial initiation, clinical trial enrollment, clinical trial results, new and supplemental indications for existing products, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals and product supply); (29) user satisfaction; (30) stockholders’ equity; (31) capital expenditures; (32) debt levels; (33) operating profit or net operating profit; (34) workforce diversity; (35) growth of net income or operating income; (36) billings; (37) bookings; (38) the number of users, including but not limited to unique users; (39) employee retention; (40) initiation of phases of clinical trials and/or studies by specific dates; (41) patient enrollment rates; (42) budget management; (43) submission to, or approval by, a regulatory body (including, but not limited to the U.S. Food and Drug Administration) of an applicable filing or a product candidate; (44) regulatory milestones; (45) progress of internal research or clinical programs; (46) progress of partnered programs; (47) partner satisfaction; (48) timely completion of clinical trials; (49) submission of investigational new drug applications and new drug applications and other regulatory achievements; (50) research progress, including the development of programs; (51) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; and (52) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by our Board of Directors.

The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, we will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude

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the effects of any “extraordinary items” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; (12) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item; and (13) to exclude the effects of the timing of acceptance for review and/or approval of submissions to the U.S. Food and Drug Administration or any other regulatory body. In addition, we retain the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the goals. The performance goals may differ from participant to participant and from award to award.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (a) the class and maximum number of shares reserved for issuance under the 2013 plan, (b) the class and maximum number of shares by which the share reserve may increase automatically each year, (c) the class and maximum number of shares that may be issued upon the exercise of ISOs, (d) the class and maximum number of shares subject to stock awards that can be granted in a calendar year (as established under the 2013 plan pursuant to Section 162(m) of the Code) and (e) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

•	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

•	accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;

•	arrange for the lapse of any reacquisition or repurchase right held by us;

•	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our Board of Directors may deem appropriate; or

•	make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

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Under the 2013 plan, a corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change of Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change of control. Under the 2013 plan, a change of control is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets; or (iv) our complete liquidation or dissolution (or the approval by our stockholders or our Board of Directors of our complete liquidation or dissolution).

Amendment and Termination. Our Board of Directors has the authority to amend, suspend, or terminate our 2013 plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date our Board of Directors adopted our 2013 plan.

2009 Equity Incentive Plan

Our Board of Directors and our stockholders approved our 2009 plan, which became effective in September 2009. As of March 14, 2014, there were outstanding stock awards covering a total of 722,091 shares that were granted under our 2009 plan. No additional awards will be granted under the 2009 plan, and all awards granted under the 2009 plan that are repurchased, forfeited, expire, are cancelled or otherwise not issued will become available for grant under the 2013 plan in accordance with its terms.

Stock awards. The 2009 plan provides for the grant of stock awards, all of which may be granted to employees, including officers, non-employee directors, and consultants of us and our affiliates. ISOs may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.

Share Reserve. The aggregate number of shares of our common stock originally reserved for issuance pursuant to stock awards under the 2009 plan was 1,371,463 shares. The maximum number of shares that may be issued upon the exercise of ISOs under our 2009 plan was 2,742,926 shares.

If a stock award granted under the 2009 plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2009 plan. In addition, the following types of shares under the 2009 plan may become available for the grant of new stock awards under the 2009 plan: (1) shares that are forfeited to or repurchased by us prior to becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise or purchase price of a stock award. Shares issued under the 2009 plan may be previously unissued shares or reacquired shares bought by us on the open market.

Administration. Our Board of Directors, or a duly authorized committee thereof, has the authority to administer the 2009 plan. Our Board of Directors may also delegate to one or more of our officers the authority to (1) designate employees (other than other officers) to be recipients of certain stock awards, and (2) determine the number of shares of common stock to be subject to such stock awards. Subject to the terms of the 2009 plan,

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our Board of Directors or the authorized committee, referred to herein as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards, including the period of their exercisability and vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price or purchase price of awards granted, and the types of consideration to be paid for the award.

The plan administrator has the authority to modify outstanding awards under our 2009 plan. Subject to the terms of our 2009 plan, the plan administrator has the authority to reduce the exercise, purchase or strike price of any outstanding stock award, cancel any outstanding stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Stock Options. ISOs and NSOs are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2009 plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2009 plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2009 plan, up to a maximum of 10 years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, and (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionholder may designate a beneficiary, however, who may exercise the option following the optionholder’s death.

Tax Limitations On Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. Options, or portions thereof, that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the option is not exercisable after the expiration of five years from the date of grant.

Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (a) the class and maximum number of shares reserved for issuance under the 2009 plan, (b) the class and maximum number of shares that may be issued upon the exercise of ISOs, and (c) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

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Corporate Transactions. Unless otherwise provided in the terms of an individual stock award or another written agreement between us and the holder of a stock award, in the event of certain specified significant corporate transactions, outstanding stock awards may be assumed, continued or substituted for similar stock awards by the surviving or acquiring corporation. If any surviving or acquiring corporation fails to assume, continue or substitute such stock awards, stock awards held by participants whose continuous service has terminated will accelerate vesting in full prior to the corporate transaction and all stock awards will terminate at or prior to the corporate transaction.

Under the 2009 plan, a corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change of Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change of control. All of our outstanding option agreements with our employees provide for acceleration in full of the stock option if within 12 months after a change of control a participant is terminated without cause or resigns for good reason (which includes a resignation due to assignment of duties or responsibilities that result in a material diminution of function, material reduction in base salary, a relocation of employment by more than 50 miles or a material breach by us of the terms of the 2009 plan, option agreement or other material agreement with the company concerning employment). Under the 2009 plan, a change of control is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (iii) our complete liquidation or dissolution or approval by the stockholders or our Board of Directors of a plan of complete dissolution or liquidation of us; or (iv) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets.

Amendment and Termination. The 2009 plan will terminate on September 23, 2019. However, our Board of Directors has the authority to amend, suspend, or terminate our 2009 plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent.

2013 Employee Stock Purchase Plan

Our Board of Directors adopted the 2013 Employee Stock Purchase Plan(the “ESPP”) in August 2013 and our stockholders approved the ESPP in January 2014. The ESPP will become effective upon the date of execution of the underwriting agreement pursuant to which our common stock was priced for our initial public offering. The purpose of the ESPP is to retain the services of new employees and secure the services of new and existing employees while providing incentives for such individuals to exert maximum efforts toward our success and that of our affiliates.

Share Reserve. The ESPP authorizes the issuance of 423,503 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, continuing through January 1, 2023 by the least of (a) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (b) 375,768 shares, or (c) a number determined by our Board of Directors that is less than (a) and (b). The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. As of the date hereof, no shares of our common stock have been purchased under the ESPP.

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Administration. Our Board of Directors has delegated its authority to administer the ESPP to the Compensation Committee. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances.

Payroll Deductions. Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP. Unless otherwise determined by our Board of Directors, common stock will be purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of our common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase.

Limitations. Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our Board of Directors: (a) customarily employed for more than 20 hours per week, (b) customarily employed for more than five months per calendar year or (c) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value pursuant to Section 424(d) of the Code.

Changes to Capital Structure. In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large non-recurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction, the Board of Directors will make appropriate adjustments to (a) the number of shares reserved under the ESPP, (b) the maximum number of shares by which the share reserve may increase automatically each year and (c) the number of shares and purchase price of all outstanding purchase rights.

Corporate Transactions. In the event of certain significant corporate transactions, including: (i) a sale of all our assets, (ii) the sale or disposition of 90% of our outstanding securities, (iii) the consummation of a merger or consolidation where we do not survive the transaction, and (iv) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within 10 business days prior to such corporate transaction, and such purchase rights will terminate immediately.

Plan Amendments, Termination. Our Board of Directors has the authority to amend or terminate our ESPP, provided that except in certain circumstances any such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

Compensation Committee Interlocks and Insider Participation

As indicated above, the Compensation Committee currently consists of Mr. Colella, Dr. Lukatch and Mr. Mahaffy. No member of our Compensation Committee has ever been an executive officer or employee of the

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Company. None of the Company’s executive officers currently serves, or has served during the last completed year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Equity Compensation Plan Information

The following table provides information as of December 31, 2014, with respect to shares of our common stock that may be issued under our existing equity compensation plans:

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrant and rights		Weighted-average exercise price of outstanding options, warrant and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by stockholders:

2009 Equity Incentive Plan	617,707	(1)	$3.19	0

2013 Equity Incentive Plan	671,375	(1)	$16.76	906,077

2013 Employee Stock Purchase Plan	-		$-	202,332

Equity compensation plans not approved by stockholders:

None

(1)	All shares issuable upon exercise of options.

Director Compensation for Fiscal Year 2014

Historically, we have not paid cash or equity compensation to directors who are also our employees for service on our Board of Directors, nor have we paid cash or equity compensation to our non-employee directors who are associated with our principal stockholders for service on our Board of Directors. We have reimbursed and will continue to reimburse all of our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors.

We provide compensation to Mr. Mahaffy for his services as the chairman of the Board of Directors pursuant to a letter agreement we entered into with Mr. Mahaffy in October 2009. Under the letter agreement, we provide Mr. Mahaffy an annual cash retainer of $62,500 payable quarterly in arrears as well as reimbursement for his reasonable expenses incurred in attending meetings. In addition, in connection with his letter agreement with us, Mr. Mahaffy was granted an option under our 2009 plan to purchase 30,824 shares, which vests over a four-year period measured from September 24, 2009, subject to his continued service to us, and becomes fully vested upon a change of control (as defined in the 2009 plan).

We provide compensation to Mr. Milinazzo for his services as a member of our Board of Directors pursuant to a letter agreement we entered into with Mr. Milinazzo in May 2011. Under the letter agreement, we provide Mr. Milinazzo an annual cash retainer of $25,000 payable quarterly in arrears as well as reimbursement for his reasonable expenses incurred in attending meetings. In addition, in connection with his letter agreement with us, Mr. Milinazzo was granted an option under our 2009 plan to purchase 18,450 shares, which vests over a four-year period measured from May 20, 2011, subject to his continued service to us, and becomes fully vested upon a change of control (as defined in the 2009 plan).

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The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2014 to each of our non-employee directors:

Name(1)	Fees Earned or Paid in Cash	Option Awards(5)	All Other Compensation	Total

Patrick J. Mahaffy	$55,354	$176,956(6)	$—	$232,310

Bradley J. Bolzon, Ph.D.(2)	$12,579	$88,478(7)	—	$101,057

Scott A. Canute(3)	—	—	3,600(14)	—

Samuel D. Colella	$30,078	$88,478(8)	—	$118,556

Elaine V. Jones, Ph.D.(2)	—	—	—	—

Heath Lukatch, Ph.D.	—	—	—	—

Sandesh Mahatme, LLM	$12,500	$204,106(9)	—	$216,606

C. Ann Merrifield	$12,844	$189,000(10)	—	$201,844

Alan W. Milinazzo	$29,542	$88,478(11)	—	$118,020

Andrew Schwab	$28,959	$88,478(12)	—	$117,437

Rafaèle Tordjman, M.D., Ph.D.(4)	$17,058	$88,478(13)	—	$105,536

(1)

Dr. Clayman was an employee director during 2014 and his compensation is fully reflected in the “Summary Compensation Table” above. Dr. Clayman did not receive any compensation in 2014 for services provided as a member of our Board of Directors.

(2)	Bradley J. Bolzon, Ph.D. and Elaine V. Jones, Ph.D. resigned from our Board of Directors on June 11, 2014.
(3)

Mr. Canute joined our Board of Directors in 2015. Because Mr. Canute was not a member of our Board of Directors during 2014, Mr. Canute did not receive any compensation related to Board of Director membership.

(4)	Rafaèle Tordjman, M.D., Ph.D. resigned from our Board of Directors on July 22, 2014.
(5)

Amounts reflect the grant date fair value of option awards granted, as computed in accordance with authoritative accounting guidance. See Note 14 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for the assumptions used to determine the valuation of stock option awards.

(6)

Represents the grant date fair value associated with (A) an option to purchase 30,824 shares of our common stock at an exercise price of $0.1626 per share, and (B) an option to purchase 18,000 shares of our common stock at an exercise price of $17.61per share.

(7)	Represents the grant date fair value associated with an option to purchase 9,000 shares of our common stock at an exercise price of $17.61per share.
(8)	Represents the grant date fair value associated with an option to purchase 9,000 shares of our common stock at an exercise price of $17.61 per share.
(9)	Represents the grant date fair value associated with an option to purchase 18,000 shares of our common stock at an exercise price of $12.44 per share.
(10)	Represents the grant date fair value associated with an option to purchase 18,000 shares of our common stock at an exercise price of $12.72 per share.
(11)

Represents the grant date fair value associated with (A) an option to purchase 18,450 shares of our common stock at an exercise price of $2.1951 per share, and (B) an option to purchase 9,000 shares of our common stock at an exercise price of $17.61 per share.

(12)	Represents the grant date fair value associated with an option to purchase 9,000 shares of our common stock at an exercise price of $17.61 per share.
(13)	Represents the grant date fair value associated with an option to purchase 9,000 shares of our common stock at an exercise price of $17.61 per share.

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(14)	Represents consulting fees for services provided to the Company during 2014 pursuant to a consulting agreement.

Effective February 25, 2014, our Board of Directors adopted a new compensation policy that is applicable to all of our non-employee directors. The policy was subsequently revised by the Board of Directors, upon the recommendation of the Compensation Committee, on February 25, 2014. The compensation policy, as revised, provides that each such non-employee director, other than any non-employee director who disclaims such compensation, will receive the following compensation for service on our Board of Directors:

•	an annual cash retainer of $35,000;

•	an additional annual cash retainer of $27,500 for service as chairman of the Board of Directors;

•	an additional annual cash retainer of $7,500 for service as a member of the Audit Committee or $15,000 for service as chair of the Audit Committee;

•	an additional annual cash retainer of $5,000 for service as a member of the Compensation Committee or $10,000 for service as chair of the Compensation Committee;

•	an additional annual cash retainer of $3,750 for service as a member of the Nominating and Corporate Governance Committee or $7,500 for service as chair of the Nominating and Corporate Governance Committee;

•	upon first joining our Board of Directors, an automatic initial grant of an option to purchase 18,000 shares of our common stock, one-third of which vests on the one year anniversary of the date of grant and the balance of the shares vest in a series of 24 equal monthly installments over the second and third year following the grant date; and

•	for each non-employee director whose term continues on the date of our annual meeting each year, an automatic annual grant of an option to purchase 9,000 shares of our common stock (with respect to all non-employee directors other than the chairman of the Board of Directors) or 18,000 shares of our common stock (with respect to the chairman of the Board of Directors), in each case vesting in equal monthly installments over one year following the grant date.

Each of the option grants described above will vest in full upon a change in control (as defined under our 2013 plan). The term of each option will be 10 years. The options will be granted under our 2013 plan, the terms of which are described in more detail above under “Equity Benefit Plans—2013 Equity Incentive Plan.”

Our Board of Directors, upon recommendation of the Compensation Committee, approved one-time grants of stock options for 2014 to our non-employee directors (other than Dr. Jones and Dr. Lukatch, who disclaimed receipt of such options) in the amounts that would otherwise have been granted to our non-employee directors under the compensation policy described above. Such options were granted effective as of March 3, 2014.

Compensation Committee Interlocks and Insider Participation

We have established a Compensation Committee which has made and will make decisions relating to compensation of our executive officers. Our Board of Directors has appointed Dr. Lukatch, Mr. Mahaffy and Mr. Colella to serve on the Compensation Committee. None of these individuals has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

43.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000.

Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A related person is any executive officer, director or a holder of more than 5% of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board of Directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Audit Committee or other independent body of our Board of Directors takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

CERTAIN RELATED-PERSON TRANSACTIONS

Set forth below is a summary of transactions since January 1, 2014 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this Proxy Statement.

Initial Public Offering

In February 2014, we completed our initial public offering pursuant to which we issued and sold an aggregate of 5,750,000 shares of our common stock, at a price to the public of $13.00 per share for gross proceeds of

44.

approximately $74.8 million. The following table sets forth the number of shares of common stock purchased by holders of more than 5% of our common stock or entities affiliated with them, including entities affiliated with certain of our directors at the closing of the initial public offering:

Name(1)	Shares of Common Stock	Purchase Price
Versant Venture Capital III, L.P. and its affiliates	307,692	$3,999,996
Sofinnova Capital VI FCPR	230,769	$2,999,997
Novo A/S	692,308	$9,000,004

(1)	Additional detail regarding these stockholders and their equity holdings is provided under “Security Ownership of Certain Beneficial Owners and Management.”

Certain of our then-current directors had affiliations with the investors that participated in our initial public offering as described above, as indicated in the table below:

Director	Investor

Bradley J. Bolzon, Ph.D. (1).	Versant Venture Capital III, L.P. and its affiliates

Samuel D. Colella	Versant Venture Capital III, L.P. and its affiliates

Heath Lukatch, Ph.D.	Novo A/S

Rafaèle Tordjman, M.D., Ph.D. (2).	Sofinnova Capital VI FCPR

(1) Bradley J. Bolzon, Ph.D. resigned from the Board of Directors on June 11, 2014.

(2) Rafaèle Tordjman, M.D., Ph.D. resigned from the Board of Directors on July 22, 2014.

Follow-On Public Offering

In December 2014, we completed a follow-on public offering pursuant to which we issued and sold an aggregate of 5,796,000 shares of our common stock, at a price to the public of $17.00 per share for gross proceeds of $98.5 million. The following table sets forth the number of shares of common stock purchased by holders of more than 5% of our common stock or entities affiliated with them, including entities affiliated with certain of our directors at the closing of the follow-on public offering:

Name(1)	Shares of Common Stock	Purchase Price
Novo A/S	500,000	$8,500,000

(1)	Additional detail regarding these stockholders and their equity holdings is provided under “Security Ownership of Certain Beneficial Owners and Management.”

At the time of the follow-on public offering, Heath Lukatch, Ph.D., one of our directors, was affiliated with Novo A/S.

Please see “Independence of the Board of Directors” for additional information about the Board of Director’s determination of independence of each member of the Board of Directors after consideration of the above transactions.

45.

Indemnification of Officers and Directors

We have entered into, and intend to continue to enter into, separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

46.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Flexion stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Flexion. Direct your written request to Flexion Therapeutics, Inc., Joseph D. Vittiglio, Esq., VP, Legal Affairs or contact Joseph Vittiglio at 781-305-7753. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

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OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Michael D. Clayman, M.D.
Michael D. Clayman, M.D.
President and Chief Executive Officer

April 29, 2015

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014 is available without charge upon written request to: Corporate Secretary, Flexion Therapeutics, Inc., 10 Mall Road, Suite 301, Burlington, Massachusetts 01803.

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FLEXION THERAPEUTICS, INC. 10 MALL ROAD, SUITE 301 BURLINGTON, MA 01803	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M92527-P65161	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FLEXION THERAPEUTICS, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees:
	01)	Michael D. Clayman, M.D.
	02)	Sandesh Mahatme
	03)	C. Ann Merrifield
The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
2.

To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending 2015.

								☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Form of Proxy and Report are available at www.proxyvote.com.

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

M92528-P65161

FLEXION THERAPEUTICS, INC.

Annual Meeting of Shareholders

June 17, 2015 1:30 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Michael Clayman, M.D. and Frederick Driscoll, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of FLEXION THERAPEUTICS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:30 PM, EDT on June 17, 2015, at the Marriott Hotel, 1 Mall Road, Burlington, MA 01803, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side